UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2017

SANGAMO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-30171	68-0359556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd	Richmond, California 94804
(Address of Principal Executive Offices)	(Zip Code)

(510) 970-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2017, Dr. Dale Ando and Sangamo Therapeutics, Inc. (the “Company”) entered into a separation agreement (the “Separation Agreement”). Dr. Ando’s last day of employment with the Company was February 3, 2017 (the “Termination Date”). Pursuant to the Separation Agreement, Dr. Ando will provide certain transition services relating to his previous responsibilities and projects to the Company’s Chief Medical Officer for a period of six (6) months following the Termination Date. In connection with the execution of the Separation Agreement, Dr. Ando will receive: (i) continued payment of Dr. Ando’s base salary in effect on the Termination Date for a period of twenty-six (26) weeks in accordance with normal payroll practices and (ii) a payment in cash of approximately $120,000 less applicable taxes payable on the first payroll date that is administratively practicable, an amount he would have received under the Company’s bonus program had he remained at the Company. In addition, Dr. Ando will release the Company and its affiliates from any claims that he may have related to his employment with the Company and any claims for severance pay or other compensation.

The foregoing description is a summary and qualified in its entirety by the Separation Agreement, a copy of which the Company intends to file as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2017.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO THERAPEUTICS, INC.

By:	/s/ H. Ward Wolff
Name: H. Ward Wolff
Title: Chief Financial Officer

Dated: February 24, 2017